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FORM 15. - Certification and Notice of Termination of Registration under Section
12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                Commission File Number     0-16110
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                      THE GROWTH AND GUARANTEE FUND L.P.
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             (Exact name of registrant as specified in its charter)

                  c/o Merrill Lynch Investment Partners Inc.
                          Princeton Corporate Campus
                      800 Scudders Mill Road - Section 2G
                         Plainsboro, New Jersey 08536
                        Telephone Number (609) 282-6996
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      ALL
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           (Title of each class of securities covered by this Form)


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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                                   Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date: 0
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 THE GROWTH AND GUARANTEE FUND L.P.

                                 By: MERRILL LYNCH INVESTMENT PARTNERS INC.
                                 (General Partner)


DATE:  September 24, 1999        By:  /s/ JOHN R. FRAWLEY, JR.
     ----------------------          -------------------------
                                     John R. Frawley, Jr.
                                     Chairman, Chief Executive Officer
                                     President and Director


DATE:  September 24, 1999        By:  /s/ MICHAEL L. PUNGELLO
     ----------------------          -------------------------
                                     Michael L. Pungello
                                     Vice President, Chief Financial Officer
                                     and Treasurer